Exhibit 99.1


Optical Communication Products, Inc. Announces Election of New Director

CHATSWORTH, Calif.--(BUSINESS WIRE)--July 28, 2003--Optical Communication Products, Inc. (Nasdaq:OCPI - News), a manufacturer of fiber optic subsystems and modules for metropolitan area, local area and storage area networks, today announced the election of Hideo Sakura to its board of directors to fill the vacancy created by the recent resignation of Kunihiro Matsubara. Mr. Matsubara resigned as a director upon his retirement from Furukawa Electric Co. Ltd., the controlling shareholder of the Company.

Mr. Sakura is the General Manager of the Corporate Administration Department of Furukawa Electric Co. Ltd. At Furukawa, he has also served as the General Manager of its Affiliated Company Department and a Manager of its Tax Accountant Section. Mr. Sakura received a B.S. in Accounting from Keio University.

About OCP

OCP designs, manufactures and sells a comprehensive line of high performance, highly reliable fiber optic subsystems and modules for metropolitan area, local area and storage area networks. OCP's subsystems and modules include optical transmitters, receivers, transceivers and transponders that convert electronic signals into optical signals and back to electronic signals, enabling high-speed communication of voice and data traffic over public and private fiber optic networks. For more information visit OCP's web site at www.ocp-inc.com.

OCP was founded in 1991 and has its headquarters in Chatsworth, California. Furukawa Electric Co. Ltd., based in Tokyo, beneficially owns 58.8% of OCP's outstanding capital stock as of June 30, 2003.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results predicted. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements include those detailed under "Risk Factors" and elsewhere in filings with the Securities and Exchange Commission made from time to time by OCP, including its periodic filings on Forms 10-K, 10-Q and 8-K. Other factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include the risks that the market downturn in the fiber optic communications market will last longer than anticipated, our customers are unable to reduce their inventory levels in the near-term, and we are unable to diversify and increase our customer base. OCP undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


Contact:
Optical Communication Products, Inc.
Susie Nemeti, 818-701-0164